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                                                                   EXHIBIT 10.58


               CONFIDENTIALITY AND PROPRIETARY RIGHTS AGREEMENT

      THIS CONFIDENTIALITY AND PROPRIETARY RIGHTS AGREEMENT (the "Agreement") is entered into as of December 31, 1998 by and between Lexecon Inc.
("Company") and Dennis W. Carlton ("Mr. Carlton").

      WHEREAS, pursuant to a Contribution Agreement (the "Contribution Agreement"), dated as of December 31, 1998, by and among Nextera Enterprises, Inc. ("Nextera"), Company and the shareholders of Company (including Mr. Carlton), such shareholders are contributing all of the outstanding shares of capital stock of Company to Nextera (the "Transaction"); and

      WHEREAS, Mr. Carlton is a key employee of the Company and Nextera deems Mr. Carlton's covenants contained herein to be material and significant to Company's success; and

      WHEREAS, the execution of this Agreement is a condition to the consummation by Nextera of the Transaction;

      NOW, THEREFORE, the parties hereto agree as follows:

      1. Access to Confidential Information. Mr. Carlton's services previously rendered to Company have placed him in a position of confidence and trust with Company and have allowed and may continue to allow him access to Confidential Information. As used herein, "Confidential Information" shall mean information and compilations of information relating to the business of Company including, but not limited to, information regarding any trade secrets, proprietary knowledge, operating procedures, finances, financial condition, organization, employees, customer lists, client lists, suppliers, distributors, agents, and other personnel, business activities, budgets, strategic or financial plans, objectives, marketing plans, documents, products, services, price and price lists, operating and training materials, data bases and analyses and all other documents relating thereto or strategies of Company. However, Confidential Information will not include any information which is or becomes available in the public domain or which is or becomes known to the public or the industry by any means other than disclosure by Mr. Carlton.

      2. Covenant as to Nondisclosure or Use of Confidential Information. Mr. Carlton agrees that he will maintain the Confidential Information in strictest confidence and, unless required to do so by legal process (such as subpoena), not disclose to any individual or business enterprise of any nature, or use for his own personal use or financial gain, whether individually or on behalf of another person, firm, corporation or entity, any Confidential Information. Without limiting the generality of the foregoing, Mr. Carlton agrees that Company's agreements with other persons may include agreements that impose obligations or restrictions regarding the confidential nature of work pursuant to such an agreement. Mr. Carlton agrees to be bound by all such obligations and restrictions made known to him, and to do whatever is reasonably


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necessary to satisfy the obligations of Company. In the event Mr. Carlton is required by legal process to disclose any Confidential Information, he shall give prompt notice thereof to Company to allow Company to object to such process, obtain a protective order or take other reasonable action.

      3. Assignment of Inventions. To the maximum extent permitted by law, Mr. Carlton does hereby assign and transfer to Company his entire right, title and interest in and to all inventions including, but not limited to, designs, discoveries, inventions, improvements, formulas, ideas, devices, techniques, processes, writings, trade secrets, trademarks, trademark applications, patents, copyrights and all other intellectual property rights including but not limited to notes, records, reports, software, plans, memoranda and other tangible information relating to such intellectual property, whether or not subject to protection under applicable laws, which he solely or jointly with others conceived, made or acquired at any time during his employment with Company prior to the date hereof and which relate in any manner to the actual or demonstrably anticipated business, products, processes, work, operations, research and development or other activities of Company, or result from any work performed by Mr. Carlton for or on behalf of Company ("Inventions"), but excluding those developed in connection with his activities at The University of Chicago (or another institution of higher learning). All Inventions shall be the sole property of Company.

            Notwithstanding anything in this Agreement to the contrary, Company acknowledges that Mr. Carlton has (and in the future shall be entitled to) write books and articles for publication under his own name and is (and shall be) entitled to receive and retain any royalties therefrom, so long as such books or articles do not disclose or exploit any confidential or proprietary information of Company or its clients.

      4. Disclosure of Inventions, Patents, Copyrights and Other Rights. Mr. Carlton agrees:

            4.1 Upon request, to promptly execute a written assignment of title to Company for any Invention required to be assigned by Section 3 ("assignable invention") and he will preserve any such assignable invention as Confidential Information.

            4.2 Upon request and at Company's expense, to assist Company or its nominee in every reasonable way to obtain for Company's or its nominee's benefit, patents, copyrights, mask work rights and other statutory rights ("Statutory Rights") for such assignable inventions in any and all countries, which inventions shall be and remain the sole and exclusive property of Company or its nominee whether or not patented, copyrighted or the subject of a mask work right. Mr. Carlton shall execute such papers and perform such lawful acts as Company deems reasonably necessary to exercise all rights, title and interest in such Statutory Rights.

            4.3 To execute and deliver to Company or its nominee upon request all documents, including applications for and assignments of Statutory Rights to be issued therefor, as Company determines are necessary or desirable to apply for and obtain Statutory Rights on


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such assignable inventions in any and all countries and/or to protect the interest of Company or its nominee in Statutory Rights and to vest title thereto in Company or its nominee.

      5. Return of Records, Equipment and Confidential Information. Upon request by Company, Mr. Carlton shall promptly return to Company: (i) all Confidential Information and all documents, records, procedures, books, notebooks, and any other documentation in any form whatsoever (including, but not limited to, written, audio, video or electronic) containing any information pertaining to Company which includes Confidential Information, including any and all copies of such documentation then in his possession or control regardless of whether such documentation was prepared or compiled by Mr. Carlton, Company, employees of Company, representatives, agents, or independent contractors, and (ii) all equipment or tangible personal property entrusted to Mr. Carlton by Company. Mr. Carlton will not retain any original, copy, description, document, data base or other form of media that contains or relates to any Confidential Information whether produced by him or otherwise. Without limiting the generality of the foregoing, upon request Mr. Carlton shall permanently delete all Confidential Information from all computers, disks, CD-ROMS, tapes, and other media owned or used by or accessible to him, other than from any of the foregoing owned, used or controlled by Company. Mr. Carlton acknowledges that all Confidential Information and all such documentation, copies of such documentation, equipment, and tangible personal property are and shall at all times remain the sole and exclusive property of Company.

      6. Post-Employment Cooperation. Mr. Carlton shall cooperate and assist Company at Company's reasonable request and expense in any dispute, controversy, or litigation to which Company is a party and with respect to which he obtained knowledge while employed by Company or any of its predecessors, affiliates, successors, or assigns, including, but not limited to, his participation in any court or arbitration proceedings, giving of testimony, signing of affidavits, or such other personal cooperation as counsel for Company shall request.

      7. Commercial Endeavors. Other than his academic positions at The University of Chicago (or academic positions at another university or institution of higher education), Mr. Carlton agrees not to devote a material amount of time to any commercial endeavor at any time when he is bound by the provisions of Section 6.1 of the Contribution Agreement.

      8. Remedies. Mr. Carlton has carefully considered the nature and extent of the restrictions imposed by the covenants in this Agreement and agrees that they are fair and reasonable and such restrictions will not prevent him from earning a livelihood. In view of the position of confidence and trust which Mr. Carlton has enjoyed with Company and his relationship with the customers, suppliers and employees of Company, and recognizing both the access to confidential financial and other information which he has had and the fact that his covenants herein constitute material provisions of the Transaction, Mr. Carlton expressly acknowledges that the restrictive covenants set forth in this Agreement are necessary in order to protect and maintain the proprietary interests, goodwill and other legitimate business interests of Company. Mr. Carlton further acknowledges that (i) it would be difficult to calculate damages to Company from any breach of his obligations under this Agreement, (ii) that injury to


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Company from any such breach would be irreparable and impossible to measure, and
(iii) that the remedy at law for any breach or threatened breach of this Agreement would therefore be an inadequate remedy and, accordingly, Company shall, in addition to all other available remedies (including without limitation seeking such damages as it can show it has sustained by reason of such breach and/or the exercise of all other rights it has under this Agreement), be entitled to injunctive and other similar equitable remedies without the necessity of showing actual damages or posting bond.

      9. General Provisions.

      (a) Services performed by Mr. Carlton for Company after the date of this Agreement shall be as an employee. Mr. Carlton shall be paid at his hourly rate multiplied by the number of billable hours he works on any client matter; provided that the first $750,000 of total payments otherwise payable to Mr. Carlton pursuant to this Section shall instead be paid to him at 50% of his hourly rate (i.e., he will receive $375,000 in respect of his first $750,000 of billings). Mr. Carlton authorizes Company to deduct and withhold from all compensation to be paid to Mr. Carlton any and all sums required to be deducted or withheld by Company pursuant to the provisions of any federal, state, or local law, regulation, ruling or ordinance, including, but not limited to, income tax withholding and payroll taxes. So long as Mr. Carlton is employed with Company, Mr. Carlton will be entitled to such benefits as are provided to the executive employees of Company (vacation, medical, etc.), in accordance with and subject to Company's policies and guidelines as in effect from time to time, but in no event will such benefits be less than those provided to executive officers of Nextera.

      (b) All notices hereunder shall be deemed to have been duly given when delivered, addressed as follows (or at such other address as the addressed party may have substituted by notice pursuant to this Section):

            If to Mr. Carlton:   184 Sheridan Road
                                 Glencoe, IL 60022

            If to Company:       Lexecon Inc.
                                 332 S. Michigan Ave., Suite 1300
                                 Chicago, IL 60604
                                 Attn: Andrew M. Rosenfield
                                 Fax: (312) 322-0218


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                                 with a copy to:

                                 Maron & Sandler
                                 844 Moraga Drive
                                 Los Angeles, California 90049
                                 Attn: Stanley E. Maron, Esq.
                                 Fax: (310) 440-3690

      (c) This Agreement constitutes the entire agreement between the parties relating to the subject matter hereof.

      (d) Every provision of this Agreement is intended to be severable from every other provision of this Agreement. If any provision of this Agreement is held to be unreasonable or excessive in scope or duration, that provision will be deemed to be reformed to the minimum extent necessary so that such provision as reformed may and shall be enforced to the maximum extent permitted by law. If any provision of this Agreement is held to be void or unenforceable, in whole or in part, the remaining provisions will remain in full force and effect, unless the remaining provisions are so eviscerated by such holding that they do not reflect the intent of the parties in entering into this Agreement.

      (e) Any waiver of any breach of any provision of this Agreement will not be deemed to be a waiver of any subsequent breach of that provision, or of any breach of any other provision of this Agreement. No failure or delay in exercising any right under any provision of this Agreement will be deemed a waiver of that or any other right.

      (f) Each of the parties has had the opportunity to be represented by counsel in the negotiation and preparation of this Agreement. The parties agree that this Agreement is to be construed as jointly drafted. Accordingly, this Agreement will be construed according to the fair meaning of its language, and the rule of construction that ambiguities are to be resolved against the drafting party will not be employed in the interpretation of this Agreement.

      (g) Transmission by facsimile of an executed counterpart signature page hereof by a party hereto shall constitute due execution and delivery of this Agreement by such party.


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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives, as of the date first written above.

                                      COMPANY:

                                      LEXECON INC., an Illinois corporation

                                      By: /s/   ANDREW M. ROSENFIELD
                                          --------------------------------------
                                          Name: ANDREW M. ROSENFIELD
                                          Title:


                                      /s/ DENNIS W. CARLTON
                                      ------------------------------------------
                                      MR. DENNIS W. CARLTON


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